Exhibit 99.1

Quality Distribution, Inc. Announces First Quarter 2013 Results

— Quality Generates First Quarter Revenues of $229.4 Million —

— Company Earns Net Income of $0.34 per Diluted Share —

— Q1 2013 Adjusted Net Income of $0.14 per Diluted Share —

— First Quarter Adjusted EBITDA Up 13.1% vs. Prior-Year Period —

— Quality Announces Affiliation Plan for Marcellus and Utica Shale Operations —

TAMPA, FL – May 1, 2013 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported net income of $9.1 million, or $0.34 per diluted share, for the first quarter ended March 31, 2013, compared to net income of $6.7 million, or $0.26 per diluted share, in the first quarter ended March 31, 2012.

Adjusted net income for the first quarter of 2013 was $3.9 million, or $0.14 per diluted share, compared to adjusted net income of $4.6 million, or $0.18 per diluted share, for the same quarter in 2012. Both periods are calculated by excluding items not considered part of regular operating activities. Results for 2012 were adjusted by applying a normalized tax rate of 39.0%; 2013 adjusted net income for the quarter reflects the Company’s actual effective tax rate of 38.6% rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013 and going forward. For consistency purposes, the Company intends to present prior period adjusted results using normalized tax rates as originally reported.

Adjusted net income included the following pre-tax items which the Company does not consider to be part of its regular operating activities: for the first quarter of 2013, severance of $0.6 million, affiliate conversion costs of $0.3 million, a net gain on the disposition of property of $2.6 million and an acquisition earnout benefit of $6.8 million; for the first quarter of 2012, acquisition expenses of $0.4 million. A reconciliation of net income to adjusted net income for both periods is included in the attached financial exhibits.

“Our first quarter results were in line with the expectations we shared during our fourth quarter conference call,” stated Gary Enzor, Chief Executive Officer. “As we anticipated, our Chemical Logistics and Intermodal businesses posted results that were sequentially better than the fourth quarter, reflecting solid trends in both businesses. While our Energy Logistics business generated slightly better revenues than we expected, its margins were pressured due to adverse product mix issues, as well as excess idle asset costs and equipment repositioning expenses. We are aggressively addressing each of these issues while we further develop and implement our actions plans to improve Energy’s results. Our leadership team remains optimistic about 2013 as we intensely focus on improving overall operating results, controlling our capital spending and delivering on our goal to generate strong earnings and returns for our shareholders.”

First Quarter 2013 Consolidated Results

Total revenue for the first quarter of 2013 was $229.4 million, an increase of 19.5% versus the same quarter last year. Excluding fuel surcharges, revenue for the first quarter of 2013 increased $36.3 million, or 22.5%, compared to the prior-year period. This revenue improvement was driven by a $29.9 million increase from the Energy Logistics business resulting primarily from the three acquisitions completed in 2012, plus $2.4 million and $4.0 million of organic growth from the Intermodal and Chemical Logistics businesses, respectively.

Operating income for the first quarter of 2013 was $15.4 million, an increase of $1.6 million versus the prior-year period, resulting primarily from the aforementioned gain realized on the property dispositions. Adjusting for this gain and the severance and affiliate conversion costs noted above, first quarter 2013 operating income would have been $13.7 million, a decrease of $0.5 million versus the prior-year first quarter. Operating margins (on an adjusted basis) declined primarily as a result of higher equipment lease expense, increased insurance costs, incremental depreciation and amortization expenses from the Company’s 2012 acquisitions, and lower asset utilization within the Energy Logistics segment.

Adjusted EBITDA for the first quarter of 2013 was $21.4 million, up 13.1% compared to the first quarter of 2012, driven primarily by the Energy Logistics acquisitions consummated in 2012 and strong improvement in the Intermodal business. A reconciliation of net income to adjusted EBITDA for both periods is included in the attached financial exhibits.

First Quarter 2013 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $152.7 million in the first quarter of 2013, which were up 3.3% versus the first quarter of 2012. Excluding fuel surcharges, revenues increased $3.9 million, or 3.2%, primarily due to higher pricing and solid volumes. Chemical Logistics shipment demand continues to be strong; however adverse weather conditions late in the quarter, mostly in the Midwestern region of the U.S., limited the improvement in revenues. Driver counts at quarter end were up 2% versus last year due to a continued aggressive focus on recruiting and retention.

Operating income in the Chemical Logistics segment was $9.8 million, up $1.1 million versus the comparable prior-year period, primarily due to the $2.6 million gain on property dispositions, partially offset by $0.6 million of severance costs and $0.3 million of affiliate conversion costs. After adjusting for these items, operating income was down $1.0 million, as better pricing and volumes were offset by higher equipment lease expense, incremental depreciation expenses from the affiliate asset acquisition in the fourth quarter of 2012, and increased insurance costs. On a sequential basis, Chemical Logistics segment operating income and margins increased $3.7 million and 220 basis points, respectively, due to higher volumes, lower administrative spending and improved margins at Company-owned terminals.

Energy Logistics

Revenues in the Energy Logistics segment during the first quarter were $41.1 million, up $30.2 million versus the prior-year period, primarily due to the three acquisitions completed in 2012. Sequentially, revenues rose $1.9 million, or 4.9%, versus the fourth quarter of 2012, principally due to solid organic growth from affiliate and company operations in both the Eagle Ford and Woodford shales. These improvements were partially offset by lower revenues within the Bakken and Marcellus shales. Slower customer drilling activity in the Bakken region led to a decline in fresh and disposal water transportation revenues, partially offset by a pickup in oil hauling volumes. The decline in Marcellus revenue was driven by reduced drilling activity due to continued lower natural gas prices.

The Energy Logistics segment reported an operating loss of $0.5 million in the first quarter of 2013, compared with operating income of $0.8 million in the prior-year period. The decrease was primarily due to $2.8 million of higher depreciation and amortization expenses, $1.8 million of reduced profitability within the Marcellus region, $0.2 million of loss on sale of assets and $0.1 million of equipment repositioning costs designed to improve future productivity. These impacts were partially offset by income associated with the 2012 acquisitions and continued growth in affiliate profitability within the Eagle Ford and Woodford shales. Energy Logistics adjusted EBITDA for the first quarter was $2.5 million, up $1.4 million versus the prior-year period.

Intermodal

First quarter revenues in the Intermodal segment were $35.6 million, up $2.5 million or 7.6% versus the prior-year period. Excluding fuel surcharges, revenues increased $2.4 million, or 8.5%, primarily due to strong storage, rental and service revenue. Demand for ISO container shipments continues to be favorable, which has led to increases in trucking volumes and a stable to upward environment for pricing.

Operating income in the Intermodal segment was $6.1 million, up 42.2% versus the prior-year period, driving operating margins to expand over 400 basis points. This strong improvement stemmed primarily from increased storage and service revenues, which carry high margins, enhanced cost controls, as well as improved profitability in Boasso’s Northeast region.

Summary

“I am pleased with the solid results posted by our Chemical Logistics and Intermodal businesses on both the revenue and operating profitability fronts,” said Gary Enzor, Chief Executive Officer. “As we discussed during our fourth quarter call, earnings in our Energy Logistics business were pressured during the first quarter, partially due to seasonal declines in our Bakken region, as well as elevated costs associated with selling and repositioning assets. With our announced affiliation of Marcellus, an expected increase in drilling activity within the Bakken shale, and volume and cost improvement plans in our other shale regions, we believe our Energy Logistics business is positioned to rebound in the coming quarters.”

Recent Events

Today, the Company announced its plan to affiliate its Energy Logistics trucking operations in the Marcellus and Utica regions. Three current company-operated terminals will be converted to affiliated operations. QC Energy Resources will continue to manage its brokerage command center. The affiliation is a new relationship with an independent operator who is based in the Williamsport, Pennsylvania area and operates an existing and successful oilfield services company. In conjunction with this effort, the new independent affiliate has purchased and leased certain transportation equipment from the Company to ensure sufficient capacity for the combined customer base and execute a smooth transition of the business. The Company expects to incur certain cash and non-cash costs associated with this affiliation in its second quarter.

As previously announced, the Company initiated a program during the fourth quarter of 2012 to repurchase up to $15.0 million of its common stock. During the first quarter of 2013, the Company repurchased approximately 0.5 million shares for approximately $3.4 million. Approximately $7.9 million is remaining under the share repurchase program at March 31, 2013.

Balance Sheet and Cash Flow

Borrowing availability under the Company’s ABL Facility was $64.6 million at March 31, 2013. This represents an increase of $9.4 million versus December 31, 2012. Strong operating cash flows and the continued aggressive disposal of idle or sub-optimal assets resulted in reduced borrowings under the Company’s ABL Facility.

Operating cash flows for the quarter ended March 31, 2013 were $8.6 million, compared with $1.7 million for the prior-year period. The increase was primarily due to higher free cash from operations. Proceeds from equipment and property sales exceeded capital expenditures for the quarter ended March 31, 2013 by $1.4 million. In the comparable prior-year period, capital expenditures, net of proceeds from equipment and property sales, were $10.8 million.

“Similar to our fourth quarter of 2012, we have diligently controlled our capital spending and reduced our operating asset base by disposing of idle or under-utilized equipment,” said Joe Troy, Chief Financial Officer. “Dispositions this quarter also included a large facility sale to a third-party, as well as significant new and used trailer sales to certain of our independent affiliates. The combination of these actions allowed us to achieve negative net capital expenditures for the first quarter, consistent with our previous publicly stated goals.”

Mr. Troy continued, “Asset utilization remains a top priority across all of our businesses, and we are starting to see tangible progress. Today’s announced affiliation of our Marcellus and Utica businesses will allow us to further accelerate our asset rationalization plan within our Energy Logistics segment, and aid in the repositioning of assets into areas with the greatest growth potential. We generated strong free cash flow this quarter, which we used to enhance our liquidity position, reduce debt and repurchase our shares.”

Quality will host a conference call for investors to discuss these results on Thursday, May 2, 2013 at 10:00 a.m. Eastern Time. The toll free dial-in number is 800-218-2154; the toll number is 913-312-0640; the passcode is 1597197. A replay of the call will be available through June 2, 2013, by dialing 888-203-1112; passcode: 1597197. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (6) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (7) increased unionization, which could increase our operating costs or constrain operating flexibility; (8) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(9) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (10) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (11) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (12) potential disruptions at U.S. ports of entry; (13) diesel fuel prices and our ability to recover costs through fuel surcharges; (14) our ability to attract and retain qualified drivers;(15) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (16) our dependence on senior management; (17) the potential loss of our ability to use net operating losses to offset future income; (18) potential future impairment charges; (19) the interests of our largest shareholder, which may conflict with your or our interests; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and (25) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.‘s Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy Executive Vice President and Chief Financial Officer 800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended March 31,
	2013	2012

OPERATING REVENUES:
Transportation	$163,994	$133,206
Service revenue	33,454	27,985
Fuel surcharge	31,974	30,724

Total operating revenues	229,422	191,915

OPERATING EXPENSES:
Purchased transportation	142,872	131,877
Compensation	26,470	16,631
Fuel, supplies and maintenance	27,018	14,466
Depreciation and amortization	6,693	3,791
Selling and administrative	7,479	6,510
Insurance costs	4,497	3,219
Taxes and licenses	943	748
Communications and utilities	1,095	837
Gain on disposal of property and equipment	(3,089)	(2)

Total operating expenses	213,978	178,077

Operating income	15,444	13,838

Interest expense	7,723	7,189
Interest income	(211)	(179)
Other income	(6,972)	(236)

Income before income taxes	14,904	7,064
Provision for income taxes	5,760	364

Net income	$9,144	$6,700

PER SHARE DATA:
Net income per common share
Basic	$0.34	$0.27

Diluted	$0.34	$0.26

Weighted average number of shares
Basic	26,625	24,546
Diluted	27,134	25,413

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$1,201	$2,704
Accounts receivable, net	124,502	113,906
Prepaid expenses	15,672	14,651
Deferred tax asset, net	19,017	16,609
Other current assets	8,496	9,694

Total current assets	168,888	157,564

Property and equipment, net	184,238	190,342
Goodwill	104,294	104,294
Intangibles, net	36,592	37,654
Non-current deferred tax asset, net	3,975	11,713
Other assets	12,533	12,036

Total assets	$510,520	$513,603

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$3,035	$3,918
Current maturities of capital lease obligations	2,125	3,913
Accounts payable	13,911	9,966
Independent affiliates and independent owner-operators payable	16,545	14,243
Accrued expenses	34,765	37,889
Environmental liabilities	2,829	2,739
Accrued loss and damage claims	7,179	7,326

Total current liabilities	80,389	79,994

Long-term indebtedness, less current maturities	400,681	408,850
Capital lease obligations, less current maturities	1,080	2,125
Environmental liabilities	5,672	6,302
Accrued loss and damage claims	9,459	9,494
Other non-current liabilities	24,358	25,278

Total liabilities	521,639	532,043

SHAREHOLDERS’ DEFICIT
Common stock	438,380	437,192
Treasury stock	(9,281)	(5,849)
Accumulated deficit	(219,323)	(228,467)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(31,331)	(31,752)
Stock purchase warrants	25	25

Total shareholders’ deficit	(11,119)	(18,440)

Total liabilities and shareholders’ deficit	$510,520	$513,603

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 25 independent affiliates, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and 2 independent affiliates; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended March 31, 2013
	Chemical	Energy
	Logistics** (a)	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$109,068	$36,930	$17,996	$163,994
Service revenue	16,393	3,921	13,140	33,454
Fuel surcharge	27,262	233	4,479	31,974

Total operating revenues	$152,723	$41,084	$35,615	$229,422

Segment revenue % of total revenue	66.6%	17.9%	15.5%	100.0%
Segment operating income*	$9,414	$2,714	$6,920	$19,048
Depreciation and amortization	2,884	3,001	808	6,693
Other (income) expense	(3,309)	220	—	(3,089)

Operating income (loss)	$9,839	$(507)	$6,112	$15,444

	Three Months Ended March 31, 2012
	Chemical	Energy
	Logistics ** (b)	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$105,647	$10,049	$17,510	$133,206
Service revenue	15,916	884	11,185	27,985
Fuel surcharge	26,314	1	4,409	30,724

Total operating revenues	$147,877	$10,934	$33,104	$191,915

Segment revenue % of total revenue	77.1%	5.7%	17.2%	100.0%
Segment operating income*	$11,432	$1,082	$5,113	$17,627
Depreciation and amortization	2,688	247	856	3,791
Other expense (income)	18	22	(42)	(2)

Operating income	$8,726	$813	$4,299	$13,838

(a)	Operating income in the Chemical Logistics segment during the three-month period ended March 31, 2013 includes $2.6 million of gains on property dispositions, $0.3 million of affiliate conversion costs and $0.6 million of severance costs.

(b)	Operating income in the Chemical Logistics segment during the three-month period ended March 31, 2012 includes $0.4 million of acquisition costs.
*	Segment operating income reported in the business segment tables above excludes amounts such as depreciation and amortization and gains and losses on disposal of property and equipment.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months Ended March 31, 2013 and 2012

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For 2012 Adjusted Net Income, management uses a 39.0% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. For 2013 Adjusted Net Income, management uses its actual effective tax rate of 38.6% for calculating the provision for income taxes rather than using a normalized tax rate as it has in prior periods. This reflects the Company’s expectation of a more stable effective tax rate in 2013 and going forward. For consistency purposes, the Company intends to present prior period adjusted results using normalized tax rates as originally reported. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance costs, affiliate conversion costs, earnout adjustments, and gains on disposition of properties.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance costs, affiliate conversion costs, earnout adjustments, and gains on disposition of properties, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended March 31,
	2013	2012
Net Income Reconciliation:

Net income	$9,144	$6,700

Net income per common share:
Basic	$0.34	$0.27

Diluted	$0.34	$0.26

Weighted average number of shares:
Basic	26,625	24,546
Diluted	27,134	25,413

Reconciliation:

Net income	$9,144	$6,700

Adjustments to net income:
Provision for income taxes	5,760	364
Acquisition costs	—	409
Severance costs	586	—
Affiliate conversion costs	257	—
Gain on property dispositions	(2,577)	—
Earnout adjustment	(6,800)	—

Adjusted income before income taxes	6,370	7,473
Provision for income taxes at 38.6% and 39.0%, respectively	2,459	2,914

Adjusted net income	$3,911	$4,559

Adjusted net income per common share:
Basic	$0.15	$0.18

Diluted	$0.14	$0.18

Weighted average number of shares:
Basic	26,625	24,546
Diluted	27,134	25,413

	Three months ended March 31,
	2013	2012
EBITDA and Adjusted EBITDA:

Net income	$9,144	$6,700

Adjustments to net income:
Provision for income taxes	5,760	364
Depreciation and amortization	6,693	3,791
Interest expense, net	7,512	7,010

EBITDA	29,109	17,865

Acquisition costs	—	409
Severance costs	437	—
Affiliate conversion costs	257	—
Gain on property dispositions	(2,577)	—
Earnout adjustment	(6,800)	—
Non-cash stock-based compensation	1,007	673

Adjusted EBITDA	$21,433	$18,947